UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2023

Optimus Healthcare Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	333-261849	65-0181535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Old Country Road, Suite 306 Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 806-4201

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers

On August 9, 2023, Optimus Healthcare Services, Inc. (the “Company”) appointed Dr. Peter Michalos IV to the board of directors (the ‘Board”) of the Company, effective immediately. Dr. Michalos does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director. There is no understanding or arrangement between Dr. Michalos and any other person pursuant to which Dr. Michalos was selected as a director. There are no transactions in which Dr. Michalos has an interest requiring disclosure under Item 404(a) of Regulation S-K. On August 9, 2023, Dr. Michalos was granted an option to purchase 10,000 shares of Optimus Common Stock at $1.20 per share. The stock options vest as to 25% of the shares on the first, second, third and fourth anniversaries of the grant and have a 10 year life.

Dr. Peter Michalos IV attended medical school at SUNY Downstate College of Medicine where he graduated with honors in medicine, surgery and pediatrics.  He completed an internship at New York Hospital Cornell Medical Center and a fellowship at Columbia University College of Physicians and Surgeons. Dr. Michalos is a board-certified physician who previously served as Chief of Surgery and President of the medical staff of his community hospital. Dr. Michalos worked in Rikers Island Maximum Security prison as a physician in the 1990s and has served as a volunteer police surgeon. Dr. Michalos is well known in medical circles for his expertise and published articles.  Dr. Michalos has been honored for his work in raising money for defibrillators and other lifesaving equipment for community hospitals and for informing the general public regarding the latest advancement in the treatment, prevention and research regarding the COVID19 pandemic. Dr. Michalos is a regular participant on the John A. Catsimatidis “Cats Roundtable” Daily Radio Program, the #1 Nielson rated program in New York City, which provides him with a significant platform to inform the citizenry of New York of current health and wellness information.

On August 9, 2023, the Company appointed Dr. Eli Avila to the Board of the Company, effective immediately. Dr. Avila does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director. There is no understanding or arrangement between Dr. Avila and any other person pursuant to which Dr. Avila was selected as a director. There are no transactions in which Dr. Avila has an interest requiring disclosure under Item 404(a) of Regulation S-K. On August 9, 2023, Dr. Avila was granted an option to purchase 10,000 shares of Optimus Common Stock at $1.20 per share. The stock options vest as to 25% of the shares on the first, second, third and fourth anniversaries of the grant and have a 10 year life.

Dr. Eli Avila attended Brown University, Brown Medical School, and St. John’s University School of Law. Dr. Avila is currently the Chief Federal Medical Officer of the United States Department of Defense’s Watervliet Arsenal. He is also the current President of the American College of Legal Medicine. Dr. Avila is a nationally recognized public health executive, administrator, fiduciary, physician, attorney, and academician. He served as the 26th Secretary of Health of Pennsylvania and as the 9th Commissioner of Health of Orange County, NY. As Chief Executive Officer and Chief Medical Officer, Dr. Avila has overseen and regulated complex and matrixed health networks and systems including managed care organizations, hospitals, nursing homes, family health centers, ambulance companies and correctional facilities. Within the sphere of public policy, he has co-authored more than twenty-two laws, initiated environmental health programs, advised on global disease outbreaks, and has served as a counselor and advisor to the executive and legislative branches at the local, state, and federal levels.

On August 9, 2023, the Company appointed Teresa Carlson to the Board of the Company, effective immediately. Ms. Carlson does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director. There is no understanding or arrangement between Ms. Carlson and any other person pursuant to which Ms. Carlson was selected as a director. There are no transactions in which Ms. Carlson has an interest requiring disclosure under Item 404(a) of Regulation S-K. On August 9, 2023, Ms. Carlson was granted an option to purchase 10,000 shares of Optimus Common Stock at $1.20 per share. The stock options vest as to 25% of the shares on the first, second, third and fourth anniversaries of the grant and have a 10 year life.

Teresa Carlson currently serves as President and Chief Commercial Officer of Flexport, Inc.  Previously Ms. Carlson held positions at Microsoft as the Senior Vice President, President and Chief Growth Officer of Splunk, and Vice President for Amazon Web Services’ worldwide public sector and regulated industries businesses.

On August 9, 2023, the Company appointed Phil Scala as Chairman of the Board of the Company, effective immediately. Mr. Scala has served as a director of the Company since December 2020.

Item 8.01 Other Events

On August 17, 2023, the Company issued a press release related to the appointment of the new directors. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 17, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTIMUS HEALTHCARE SERVICES, INC.

By:	/s/ Cliff Saffron
Cliff Saffron
Interim Chief Executive Officer and General Counsel

Dated: August 17, 2023